Fisher Scientific International Inc.

               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in millions)

                                             Pro-Forma
                                    ---------------------------
                                    Nine Months   Twelve Months    Nine Months
                                        Ended         Ended            Ended
                                    September 30,  December 31,    September 30,                  Years Ended December 31,
                                    ------------  -------------    --------------     --------------------------------------
                                        1997           1996         1997     1996      1996     1995    1994    1993    1992
Earnings:
  Income Before Income Taxes            ($5.9)         ($4.8)      $47.5    $44.8      $67.6    $4.3   $62.7   $57.8   $47.4
  Interest Expense                       70.2           98.5        17.6     22.0       27.1    15.0     9.0     7.9     1.9
  Interest Portion of Rental Expense      5.2            5.6         5.2      4.0        5.6     3.5     3.2     3.0     3.4
                                        -----         ------       -----    -----     --------------------------------------
    Total Earnings                       69.5           99.3        70.3     70.8      100.3    22.8    74.9    68.7    52.7
  Restructuring Charge                                                                          34.3
                                        -----         ------       -----    -----     --------------------------------------
    Total Earnings Before
      Restructuring Charge              $69.5          $99.3       $70.3    $70.8     $100.3   $57.1   $74.9   $68.7   $52.7
                                        =====         ======       =====    =====     ======================================

Fixed Charges:
  Interest Expense                       70.2           98.5        17.6     22.0       27.1    15.0     9.0     7.9     1.9
  Interest Portion of Rental Expense      5.2            5.6         5.2      4.0        5.6     3.5     3.2     3.0     3.4
                                        -----         ------       -----    -----     --------------------------------------
    Total Fixed Charges                 $75.4         $104.1       $22.8    $26.0      $32.7   $18.5   $12.2   $10.9    $5.3
                                        =====         ======       =====    =====     ======================================

Ratio of Earnings to Fixed Charges        0.9(a)         1.0         3.1      2.7        3.1     1.2     6.1     6.3     9.9

Ratio of Earnings to Fixed Charges
  Before Restructuring                    0.9(a)         1.0         3.1      2.7        3.1     3.1     6.1     6.3     9.9

(a) Earnings are inadequate to cover fixed charges by $5.9 million for the Pro Forma nine months ended September 30, 1997.